Sub-Item 77 Q (1) - Copies of any new or amended investment advisory contracts

	On October 1, 2006, Driehaus Mutual Funds and Driehaus
Capital Management LLC entered into a Letter Agreement amending the terms of the Investment Advisory Agreement dated September 25, 1996, as amended by a Letter Agreement dated December 18, 1998. A copy of the Letter Agreement is attached hereto.




LETTER AGREEMENT


Driehaus Mutual Funds
25 East Erie Street
Chicago, Illinois  60611

      This Agreement is made as of this 1st day of October, 2006 between DRIEHAUS MUTUAL FUNDS, a Delaware statutory trust (the "Trust"), and DRIEHAUS CAPITAL MANAGEMENT LLC, a
Delaware limited liability company (the "Adviser").

      WHEREAS, the Trust and Driehaus Capital Mangement,
Inc., the predecessor to the Adviser, have entered into an Investment Advisory Agreement dated September 25, 1996, as amended by a Letter Agreement dated December 18, 1998 (the
"Advisory Agreement"), under which the Trust has agreed to retain the Adviser to render investment advisory and management services to Driehaus International Discovery
Fund (the "Portfolio");

      WHEREAS the Adviser desires to amend the Advisory
Agreement with respect to the compensation of the Adviser for providing services to the Portfolio;

      NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Trust and the Adviser agree as follows:

1.	The Trust will pay the Adviser an annual fee for its
services, computed daily and payable on a monthly basis, as follows: 1.5% on the first $500 million of average daily net assets, 1.35% on the next $500 million and 1.25% of average daily net assets in excess of $1 billion.

2.	All the other terms and conditions of the Advisory
Agreement with respect to the Portfolio shall remain in full effect.

3.	This Agreement is hereby incorporated by reference
into the Advisory Agreement and is made a part thereof. In case of a conflict between this Agreement and the Advisory Agreement, the terms of the Advisory
Agreement are controlling.

      IN WITNESS WHEREOF, the Trust and the Adviser have cause this Agreement to be executed as of the day and year first above written.

DRIEHAUS MUTUAL FUNDS


By:/s/ Richard H. Driehaus
	 Richard H. Driehaus
       President

ATTEST:/s/ Kelly C Dehler
           Kelly C. Dehler
           Assistant Secretary




DRIEHAUS CAPITAL MANAGEMENT
LLC

By: /s/ Robert H. Gordon
	Robert H. Gordon
	President and Chief Executive Officer


ATTEST:  /s/ Kelly C. Dehler
	Kelly C. Dehler
	Assistant Secretary